Exhibit 99.1

 FOR IMMEDIATE RELEASE

Powin Corporation Hires Terry Davis as Vice President of Marketing and Sales

Tualatin, Oregon –(November 5, 2012) – Powin Corporation (OTCQB: PWON), a Tualatin, Oregon‐based OEM and direct manufacturer for some of America’s best‐known wholesalers and retailers, including Walmart, Freightliner, LiteSolar and Camp‐Chef, announced today that Terry Davis has joined the company as Vice President of Sales and Marketing. Davis has more than 30 years of leadership experience in technology marketing and business development. He will lead all of Powin’s sales and marketing efforts in OEM, direct manufacturing and renewable energy products.

“Terry brings us a wealth of experience in technology marketing and distribution, most recently in the renewable energy field,” said Joseph Lu, Chairman and CEO of Powin Corporation.  “He is well qualified to lead our aggressive sales strategies for contract manufacturing and our proprietary Powin Energy technologies.”

During his distinguished career, Terry Davis has successfully led both large company marketing operations and start‐ups. He has generated more than $250 million in personal sales for a diverse range of technology firms, and has had responsibility for marketing more than 50 new and existing product lines to Fortune 500 companies. Davis has forged successful partnerships with top tier accounts such as Intel, AMD, Texas Instruments, Hewlett‐Packard, LSI Logic, Altera and others. His technical expertise encompasses integrated circuitry, signal integrity, semiconductors, consumer electronics, optics, software applications, high‐performance computing and renewable energy products.

Davis opened the first Pacific Northwest office of Advanced Micro Devices and managed AMD’s regional sales operation in Northern California, Oregon and Washington. He later founded and led Westerberg & Associates, a high tech manufacturer’s representative, building annual sales of more than $100 million.  He has also helped found and lead four startup technology companies, providing invaluable strategic guidance in product and market development, sales management and IP strategies. Most recently, Davis has worked in the renewable energy field. For three years, he served as Spare Parts Sales and Sr. Service Sales Account Manager for Vestas Americas Wind Technology, a world leader in wind energy.

Terry Davis earned his Bachelor of Science in business administration from Pepperdine University.

About Powin Corporation
Powin Corporation (www.powin.com) was founded in Tualatin, Oregon in 1990 by Joseph Lu, a Chinese American, and is now a direct manufacturer and “OEM” (original equipment manufacturer) for more than 2,000 products distributed worldwide. The company owns the Quality Bending & Fabrication facility in Oregon, operates a joint‐venture facility in Saltilla Cohuila Mexico, and maintains contracts with eight manufacturing facilities in Mainland China and two in Taiwan. Powin Energy is a wholly owned subsidiary that offers proprietary energy storage systems as well as a range of clean energy products.  For more information please visit www.powin.com.

Terry Davis Appointed Vice President, Marketing and Sales for Powin Corporation

Powin Corporation (“PWON”) trades on OTCQB, the OTC market tier for companies that report to the SEC or a U.S. banking or insurance regulator.  Investors can find Real‐Time quotes and market information for the company at http://www.otcmarkets.com/stock/PWON/quote .

Contact:	John Mangan	LeeAnn Zhao
	MAP Communications	Powin Corporation
	(503) 219‐9294	leeannzh@powin.com
john@map‐communications.com